PRESS RELEASE

Financial Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Announces Investment-Grade Designation from Moody’s

Scottsdale, Arizona (July 27, 2011) – Healthcare Trust of America, Inc. (“HTA” or “the Company”), a fully integrated, self-administered, self-managed real estate investment trust, announced that it has been assigned a Baa3 issuer rating by Moody’s Investor Services (“Moody’s”) with a stable outlook.

The rating agency stated that the rating reflects HTA’s high quality real estate portfolio comprised predominately of MOBs that are directly affiliated with or located on or adjacent to campuses of well recognized healthcare systems.  The rating agency also noted that it views the MOB sub-sector as less volatile than both the broader office market and other healthcare sub-segments due to the high retention rate associated with these types of tenants, their low occupancy costs and their reduced exposure to changes in government reimbursement rates.

“We are proud to achieve an investment grade rating from Moody’s.  We remain committed to a strong capital structure with flexibility and capacity to fund our future growth and enhance stockholder value,” HTA’s Chief Financial Officer, Kellie S. Pruitt, stated. “As we continue to focus on optimizing our capital structure, we believe this rating will assist us in obtaining strategic financing at the lowest achievable cost.”

HTA has 78 geographically diverse portfolios valued at approximately $2.3 billion based on purchase price. The 11.1 million square foot, 242 building portfolio includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-four per cent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

More information regarding HTA’s rating assignment can be found in the Moody’s research report dated July 25, 2011 available on the website at www.moodys.com. None of the information on this website, including that research report, is incorporated by reference into or is otherwise a part of this press release.

The credit rating assigned to HTA by Moody’s could change based upon, among other things, HTA’s results of operations and financial condition. This rating is subject to ongoing evaluation by the credit rating agency and we cannot assure you that any rating will not be changed or withdrawn by the rating agency in the future if, in its judgment, circumstances warrant. If this credit rating was to be decreased or withdrawn, it could increase HTA’s overall cost of capital, which could have a material adverse effect on the financial condition and results of operations of HTA. Moreover, this rating relates solely to any debt securities that HTA or its operating partnership may issue and not to its common stock, and it is not a recommendation to buy, sell or hold the common stock or any other securities of HTA.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be successful in accessing strategic financing at the lowest achievable cost or at all; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.